Exhibit 5.1

June 15, 2011

MasTec, Inc.

800 S. Douglas Road

12th Floor

Coral Gables, Florida 33134

Re:	Registration Statement on Form S-8 for the MasTec, Inc. 2011 Employee Stock Purchase Plan.

Ladies and Gentlemen,

On or about the date hereof, MasTec, Inc., a Florida corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to an aggregate of 1,000,000 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), under the MasTec, Inc. 2011 Employee Stock Purchase Plan (as amended to date, the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and assuming that (i) the Company reserves for issuance under the Plan an adequate number of authorized and unissued shares of Common Stock and (ii) the consideration required to be paid in connection with the issuance and sale of shares of Common Stock under the Plan is actually received by the Company as provided in the Plan, we are of the opinion that the shares of Common Stock issued under the Plan will be duly authorized, validly issued, fully paid and nonassessable.

June 15, 2011

MasTec, Inc.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions expressed herein are specifically limited to the laws of the State of Florida and the federal laws of the United States of America and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely,

GREENBERG TRAURIG, P.A.

By:	/s/ Ira N. Rosner, Esq.
Ira N. Rosner, Esq.